EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to 1,500,000 ordinary shares of Magic Software Enterprises Ltd. issuable upon exercise of options reserved for issuance under the Magic Software Enterprises Ltd.‘s 2007 Incentive Compensation Plan, of our report dated June 26, 2007, relating to the consolidated financial statements of Magic Software Enterprises Ltd., appearing in its Amendment No.1 to its Annual Report on Form 20-F/A (for the fiscal year ended December 31, 2006), filed with the Securities and Exchange Commission on September 26, 2007.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global

Tel Aviv, Israel
March 4, 2008